EX-99.CODEETH

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND FINANCIAL OFFICERS

May 2026

APPLIES TO:

●	Lord Abbett Family of Funds

Risks Addressed By This Policy

●	The Funds’ principal executive and senior financial officers do not comply with written standards that are reasonably designed to deter wrongdoing and promote, among other things, honest and ethical conduct.

RELEVANT LAW AND OTHER SOURCES

●	Section 406 of Sarbanes Oxley
●	Rule 30b2-1 under the Investment Company Act
●	Form N-CSR, Item 2, Code of Ethics
●	FINRA Release Nos. 34-47262; IC-25914 (January 27, 2003) Certification of Management Investment Company Shareholder Reports and Designation of Certified Shareholder Reports as Exchange Act Periodic Reporting Forms; Disclosure Required by Schedules 406 and 407 of the Sarbanes-Oxley Act of 2002

RELATED POLICIES AND PROCEDURES

●	Code of Business Conduct
●	Code of Ethics and Personal Trading Policy

I.	COVERED OFFICERS/PURPOSE OF THE CODE

The Lord Abbett Family of Funds’ code of ethics (the “Code”) for the investment companies within the complex (collectively, “Funds” and each individually a “Fund”), applies to each Fund’s Principal Executive Officer and Senior Financial Officers (the “Covered Officers”, each of whom is set forth in Exhibit A) for the purpose of promoting:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
●	full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the SEC and in other public communications made by the Funds;
●	compliance with applicable laws and governmental rules and regulations;
●	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and
●	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest

This policy is proprietary and may not be distributed to, or shared with, any third-parties, unless required by applicable law or approved by Lord Abbett Global Compliance.

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND FINANCIAL OFFICERS

II.	Covered Officers Should Handle Ethically Any Actual and Apparent Conflicts of Interest

Overview. A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his/her service to, a Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his/her family, receives improper personal benefits as a result of his/her position with a Fund.

Certain conflicts of interest arise out of the relationships between Covered Officers and a Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940 and the Investment Advisers Act of 1940. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as “affiliated persons” of the investment adviser to each of the Funds. The compliance programs and procedures of Lord, Abbett & Co. LLC (“Lord Abbett”) are designed to prevent, or identify and correct, violations of such requirements. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between each of the Funds and Lord Abbett of which the Covered Officers are also members. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for a Fund or for Lord Abbett, or for both), be involved in establishing policies and implementing decisions which will have different effects on Lord Abbett and each of the Funds. The participation of the Covered Officers in such activities is inherent in the contractual relationship between each of the Funds and Lord Abbett and is consistent with the performance by the Covered Officers of their duties as officers of one or more Funds and, if addressed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, will be deemed to have been handled ethically. In addition, it is recognized by the Boards of Directors/Trustees of the Funds that the Covered Officers are also officers of the other Lord Abbett investment companies covered by this and by a separate code of ethics.

Other conflicts of interest are covered by this Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. In reading the following examples of conflicts of interest under this Code, Covered Officers should keep in mind that such a list cannot ever be exhaustive by covering every possible scenario. It follows that the overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of a Fund.

Each Covered Officer must:

●	not use his/her personal influence or personal relationships improperly to influence investment decisions or financial reporting by a Fund whereby the Covered Officer would benefit personally to the detriment of the Fund; and
●	not cause a Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Fund.

This policy is proprietary and may not be distributed to, or shared with, any third-parties, unless required by applicable law or approved by Lord Abbett Global Compliance.

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND FINANCIAL OFFICERS

There are some potential conflict of interest situations that should be discussed with Lord Abbett’s Chief Legal Officer if material. Examples of these include:

●	service as a director on the board of any public company;
●	any direct ownership interest in, or any consulting or employment relationship with, any of the Funds’ service providers, other than Lord Abbett or any affiliated person of Lord Abbett;
●	a direct or indirect financial interest in commissions, transaction charges or spreads paid by a Fund for effecting portfolio transactions or for selling or redeeming shares, other than an interest arising from the Covered Officer’s employment, such as compensation or as a member of Lord Abbett.

III.	Disclosure & Compliance

●	Each Covered Officer should familiarize him/herself with the disclosure requirements generally applicable to the Funds;
●	each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about a Fund to others, whether within or outside Lord Abbett or a Fund, including to a Fund’s independent directors/trustees and auditors, and to governmental regulators and self-regulatory organizations;
●	each Covered Officer should, to the extent appropriate within his/her area of responsibility, consult with other officers and employees of the Funds and Lord Abbett with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds; and
●	it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.	REPORTING AND ACCOUNTABILITY

Each Covered Officer must:

●	upon adoption of the Code, affirm in writing to the Audit Committee (the “Committee”) of a Fund that he/she has received, read, and understands the Code;
●	annually thereafter affirm to the Committee that he/she has complied with the requirements of the Code;
●	report at least annually such affiliations or other relationships related to conflicts of interest as covered by the Funds’ Annual Directors & Officers Questionnaire;
●	not retaliate against any employee or member of Lord Abbett for reports of potential violations that are made in good faith; and
●	notify Lord Abbett’s Chief Legal Officer promptly if he/she alleges any violation of this Code. Failure to do so is itself a violation of this Code.

Lord Abbett’s Chief Legal Officer is responsible for applying this Code to specific situations in

This policy is proprietary and may not be distributed to, or shared with, any third-parties, unless required by applicable law or approved by Lord Abbett Global Compliance.

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND FINANCIAL OFFICERS

which questions are presented under it and has the authority to interpret this Code in any particular situation. The Chief Legal Officer may consult, as appropriate, with the Committee, and/or counsel to the Independent Directors, and is encouraged to do so. However, any approvals or waivers sought by the Covered Persons will be considered by the Committee.

Each of the Funds will follow these procedures in investigating and enforcing this Code:

●	Lord Abbett’s Chief Legal Officer will take all appropriate action to investigate any potential violations reported to him;
●	if, after such investigation, the Chief Legal Officer believes that no violation has occurred, the Chief Legal Officer is not required to take any further action, but he shall discuss with the Committee at its next regularly scheduled meeting his investigation and conclusion;
●	any matter that the Chief Legal Officer believes is a violation will be reported to the Committee;
●	if the Committee concurs that a violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of Lord Abbett; or a recommendation to dismiss the Covered Officer;
●	the Committee will be responsible for granting waivers, as appropriate; and
●	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.	OTHER POLICIES AND PROCEDURES

This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Funds’ adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds’ and Lord Abbett’s codes of ethics under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others and are not part of this Code.

VI.	AMENDMENTS

Except as to the individuals listed in Exhibit A, this Code may not be amended except in written form, which is specifically approved or ratified by a majority vote of a Fund’s independent directors/trustees.

VII.	CONFIDENTIALITY

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Committee and its counsel.

This policy is proprietary and may not be distributed to, or shared with, any third-parties, unless required by applicable law or approved by Lord Abbett Global Compliance.

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND FINANCIAL OFFICERS

VIII.	INTERNAL USE

The Code is intended solely for the internal use by each of the Funds and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.

IX.	DEFINED TERMS

Lord Abbett Family of Funds means the family of open-end mutual funds registered under the Investment Company Act and advised by a Lord, Abbett & Co. LLC.

This policy is proprietary and may not be distributed to, or shared with, any third-parties, unless required by applicable law or approved by Lord Abbett Global Compliance.

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND FINANCIAL OFFICERS

EXHIBIT A

(May 2026)

Persons Covered by this Code of Ethics		Position With Funds
Douglas B. Sieg	Principal Executive Officer	President and Chief Executive Officer

Gina Andes	Interim Principal Financial Officer and Interim Principal Accounting Officer	Assistant Treasurer

This policy is proprietary and may not be distributed to, or shared with, any third-parties, unless required by applicable law or approved by Lord Abbett Global Compliance.